EXHIBIT F

SCHEDULE OF TRANSACTIONS EFFECTED DURING THE LAST 60 DAYS

The following table sets forth all transactions with respect to Shares effected in the last sixty (60) days by the Reporting Persons or on behalf of the Reporting Persons in respect of the Shares. The table below includes all transactions through August 23, 2019. All such transactions were sales effected in the open market.

Transacting Entity	Trade Date	Buy/Sell	No. of Shares	Price per Share		Security
New Leaf Ventures III, L.P.	8/15/2019	Sell	71,550	$36.0911	(1)	Common Stock
New Leaf Biopharma Opportunities I, L.P.	8/15/2019	Sell	78,450	$36.0911	(1)	Common Stock
New Leaf Ventures III, L.P.	8/16/2019	Sell	95,400	$36.6423	(2)	Common Stock
New Leaf Biopharma Opportunities I, L.P.	8/16/2019	Sell	104,600	$36.6423	(2)	Common Stock
New Leaf Ventures III, L.P.	8/20/2019	Sell	35,775	$36.8630	(3)	Common Stock
New Leaf Biopharma Opportunities I, L.P.	8/20/2019	Sell	39,225	$36.8630	(3)	Common Stock
New Leaf Ventures III, L.P.	8/22/2019	Sell	40,047	$36.8513	(4)	Common Stock
New Leaf Biopharma Opportunities I, L.P.	8/22/2019	Sell	43,910	$36.8513	(4)	Common Stock
New Leaf Ventures III, L.P.	8/23/2019	Sell	11,174	$37.3035	(5)	Common Stock
New Leaf Biopharma Opportunities I, L.P.	8/23/2019	Sell	12,252	$37.3035	(5)	Common Stock

(1)

The price reported in the Price per Share column is a weighted average price. These Shares were sold in multiple transactions at prices ranging from $36.00 to $36.64, inclusive. The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote 1.

(2)

The price reported in the Price per Share column is a weighted average price. These Shares were sold in multiple transactions at prices ranging from $36.00 to $37.32, inclusive. The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote 2.

(3)

The price reported in the Price per Share column is a weighted average price. These Shares were sold in multiple transactions at prices ranging from $36.01 to $37.00, inclusive. The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote 3.

(4)

The price reported in the Price per Share column is a weighted average price. These Shares were sold in multiple transactions at prices ranging from $36.30 to $37.74, inclusive. The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote 4.

(5)

The price reported in the Price per Share column is a weighted average price. These Shares were sold in multiple transactions at prices ranging from $37.25 to $37.44, inclusive. The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote 5.